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

                                                                   Exhibit 12


           American General Finance Corporation and Subsidiaries

             Computation of Ratio of Earnings to Fixed Charges


                                         Years Ended December 31,
                               1996      1995      1994      1993      1992
                                          (dollars in thousands)
Earnings:
  Income before provision
    for income taxes and
    cumulative effect of
    accounting changes       $ 79,633  $125,640  $388,926  $327,103  $259,363
  Interest expense            482,343   506,618   411,875   368,986   378,679
  Implicit interest in rents   14,620    14,732    11,975    10,887     8,643

Total earnings               $576,596  $646,990  $812,776  $706,976  $646,685


Fixed Charges:
  Interest expense           $482,343  $506,618  $411,875  $368,986  $378,679
  Implicit interest in rents   14,620    14,732    11,975    10,887     8,643

Total fixed charges          $496,963  $521,350  $423,850  $379,873  $387,322


Ratio of earnings to
  fixed charges                  1.16      1.24      1.92      1.86      1.67

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